Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SPECIAL VOTING PREFERRED STOCK

OF

EXELA TECHNOLOGIES, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

EXELA TECHNOLOGIES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

FIRST:             The Corporation's Second Amended and Restated Certificate of Incorporation, as amended (the “Second Amended and Restated Certificate of Incorporation”) provides the authority for the issuance of 1,000,000 shares of a series of Preferred Stock designated Special Voting Preferred Stock, par value $0.0001 per share, (the “Special Voting Preferred Stock”).

SECOND:       The Board of Directors of the Corporation (the “Board”) redeemed and retired all issued and outstanding shares of the Special Voting Preferred Stock, which constituted all authorized shares of the Special Voting Preferred Stock.

THIRD:            Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board adopted the following resolutions:

FURTHER RESOLVED, that upon redemption of the Special Voting Preferred Stock, all of the shares of Special Voting Preferred Stock so redeemed shall be retired; and

FURTHER RESOLVED, that upon redemption and retirement of the Special Voting Preferred Stock in accordance with the foregoing resolutions, none of the authorized shares of such series of Preferred Stock will be outstanding and no shares of such series thereafter will be issued.

FOURTH:        Pursuant to the provisions of Section 151(g) of the DGCL, all references to Special Voting Preferred Stock in the Second Amended and Restated Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Special Voting Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by a duly authorized officer this 26th day of July, 2024.

EXELA TECHNOLOGIES, INC.

By:	/s/ Zach Maul
Name:	Zach Maul
Title:	Secretary